Exhibit 99.1

ESSURE APPROVED FOR USE BY PLANNED PARENTHOOD
FEDERATION OF AMERICA

Approval follows 8-month pilot program evaluation

SAN CARLOS, Calif. (March 1, 2004) – Conceptus, Inc. (Nasdaq: CPTS) announced that Planned Parenthood Federation of America (PPFA) has approved the company’s non-incisional permanent birth control procedure Essure® for use in qualifying Planned Parenthood Affiliates across the United States. PPFA has nearly 900 clinics under 123 PPFA affiliates that serve nearly 5 million people a year.

“We are very pleased that PPFA’s thorough evaluation demonstrated that Essure can safely and effectively be offered in a clinic setting,” said Mark Sieczkarek, President and CEO of Conceptus. “Working with Planned Parenthood is of vital importance to our goal of making sure all women have access to Essure, including those who do not have private insurance coverage.”

PPFA tested the Essure procedure in clinics in Oregon and Pennsylvania, evaluating the ability of a typical clinic setting to successfully offer the procedure. Standards for the use of Essure in PPFA affiliates were then developed along with guidelines for the introduction of the procedure into Planned Parenthood clinic settings.

“Essure represents a completely new way for Planned Parenthood to meet women’s reproductive health and family planning needs,” said Vanessa Cullins, Vice President, Medical Affairs for PPFA. “With the advent of this exciting medical breakthrough a large number of Planned Parenthood clinics in the US will now be able to offer female sterilization as one of the many family planning options available at our clinics to help women stay healthy and avoid unintended pregnancy.”

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. Essure is 99.8% effective after two years of follow-up. However, like all birth control methods, Essure is not expected to be 100 percent effective, and pregnancies are expected.

About Conceptus

Conceptus manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and the most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission.